Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

athena technology acquisition corp.,

Heliomax Merger Sub, inc.,

and

heliogen, Inc.

Dated as of July 6, 2021

i

(continued)

(continued)

(continued)

(continued)

Exhibits

EXHIBIT A	Surviving Corporation Amended and Restated Certificate of Incorporation
EXHIBIT B	Athena Second Amended and Restated Certificate of Incorporation
EXHIBIT C	Stockholder Support Agreement
EXHIBIT D	Sponsor Support Agreement
EXHIBIT E	Registration Rights and Lock-Up Agreement
EXHIBIT F	A&R Sponsor Letter Agreement
EXHIBIT G	Subscription Agreement
EXHIBIT H	2021 Equity Incentive Plan
EXHIBIT I	2021 Employee Stock Purchase Plan
SCHEDULE 1.1	Company Knowledge Parties
SCHEDULE 2.5	Directors and Officers of the Surviving Corporation and Athena
SCHEDULE 3.1(b)	Company SAFE Conversion
SCHEDULE 6.2	Conduct of Business by Athena and Merger Sub Pending the Merger
SCHEDULE 7.4	Key Company Stockholders

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of July 6, 2021 (as may be further amended, restated or amended and restated from time to time, this “Agreement”), is made by and among Athena Technology Acquisition Corp., a Delaware corporation (“Athena”), HelioMax Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Athena (“Merger Sub”) and Heliogen, Inc., a Delaware corporation (f/k/a Edisun Heliostats, Inc.) (collectively with any predecessor entities, the “Company”).

WHEREAS, Athena is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Athena that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Agreements;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Athena and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Athena;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Athena (the “Athena Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Athena;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Athena, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit C (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Athena, the Company and the Sponsor (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor and its affiliates will vote their shares of Athena Common Stock and Class B common stock of Athena in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement and that the Sponsor and its affiliates will modify their anti-dilution protections set forth in the Athena Organizational Documents (as defined herein);

WHEREAS, in connection with the Closing, Athena and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit E (“Registration Rights and Lock-Up Agreement”);

WHEREAS, in connection with the Closing, the Sponsor and certain stockholders of Athena shall amend and restate that certain Letter Agreement, dated as of March 14, 2021 among Athena, the Sponsor and each of the executive officers and directors of the Athena substantially in the form attached hereto as Exhibit F (the “A&R Sponsor Letter Agreement”), to provide the same transfer restriction terms on the holders of Athena Common Stock as those set forth in Registration Rights and Lock-Up Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached hereto as Exhibit G (the “Subscription Agreement” and collectively, the “Subscription Agreements”), with Athena, pursuant to which, among other things, the PIPE Investors have agreed, subject to the Closing occurring, to subscribe for and purchase, and Athena will issue and sell to the PIPE Investors, the number of shares of Athena Common Stock provided for in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under the Subscription Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements hereinafter referred to as the “PIPE Financing”), on the terms and subject to the conditions set forth in the Subscription Agreements;

WHEREAS, prior to the consummation of the Transactions, Athena shall, subject to obtaining the Athena Stockholder Approval, adopt the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan (as each is defined herein);

WHEREAS, for United States federal and applicable state and local income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Athena are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization (the “Intended Tax Treatment”).

Article I

DEFINITIONS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Merger Consideration” means a number of shares of Athena Common Stock equal to the (a) quotient of (i) the Aggregate Merger Consideration Value divided by (ii) Athena Share Value.

“Aggregate Merger Consideration Value” means (a) $1,850,000,000 plus (b) the Aggregate Company Option Exercise Price minus (c) the amount (if any) of Company Closing Debt minus (d) the amount (if any) by which the Company Closing Cash is less than $5,000,001 plus (e) the amount (if any) by which the Company Closing Cash is greater than $5,000,001.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a person or the possession, as a director, manager, officer or equivalent position or by Contract or otherwise, of the authority to direct the management and policies of a person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Athena, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“A&R Athena Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Athena, dated December 22, 2020.

“Athena Common Stock” means Class A common stock of Athena, par value $0.0001 per share.

“Athena Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Athena; or (b) would prevent, materially delay or materially impede the performance by Athena or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Athena Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) any change or proposed changes in or change in the interpretation in accounting or reporting principles, requirements or the SEC Warrant Statement; (iii) events or conditions generally affecting the industries or geographic areas in which Athena operates; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (v) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vii) any actions taken or not taken by Athena as required by this Agreement or any Ancillary Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Athena is disproportionately affected thereby as compared with other participants in the industry in which Athena operates.

“Athena Organizational Documents” means the A&R Athena Certificate of Incorporation, Bylaws, Athena Warrant Agreement, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Athena Share Value” means $10.00.

“Athena Units” means one share of Athena Common Stock and one Athena Warrant.

“Athena Warrants” means warrants to purchase shares of Athena Common Stock, with each warrant exercisable for one share of Athena Common Stock at an exercise price of $11.50.

“Athena Warrant Agreement” means the Warrant Agreement, dated as of March 16, 2021, by and between Athena and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as may be amended or modified.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Company Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that the Company is required to pay to any current or former officer, director or employee of the Company or any affiliate of the Company (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company is a party or by which any of its assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents.

“Company Business” means the business of the Company as currently conducted as of the date hereof.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company dated December 22, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Closing Cash” means, as of immediately prior to the Effective Time, the sum of the cash and cash equivalents of the Company and each Company Subsidiary that has then been partially or entirely acquired by the Company pursuant to the applicable Company Subsidiary Acquisition Agreements.

“Company Closing Debt” means all Company Debt as of immediately prior to the Effective Time.

“Company Common Stock” means the Company’s Class A common stock and Class B, with a par value of $0.001 per share.

“Company Debt” means the sum of the following obligations and liabilities of the Company and the Company Subsidiaries: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property (excluding any intercompany obligations among the Company and its Subsidiaries for borrowed money and any trade payables); (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the debt of other persons; (e) all liabilities in respect of bankers’ acceptances; (f) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business); (g) leases required to be capitalized under GAAP; and (h) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing; provided, however, that (i) each of the foregoing amounts shall only include such obligations or liabilities of the Company that have been partially or entirely acquired by the Company as of immediately prior to the Effective Time and (ii) Company Debt shall not include Taxes.

“Company Equity Award” means, as of any determination time, each Company Option, Company Restricted Stock, Company RSU Award, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equityholders” means, collectively, the holders of Company Common Stock, Company Restricted Stock, Company Options, Company RSU Awards, Company Warrants, and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Equity Plan” means the Company’s 2013 Stock Incentive Plan, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Company Common Stock.

“Company Fully Diluted Common Stock” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock (including shares of Company Restricted Stock) that are issued and outstanding as of immediately prior to the Effective Time (and, for the avoidance of doubt, following the Company SAFE Conversion, the Company Warrant Conversion and the Company Preferred Conversion), plus (b) aggregate number of shares of Company Common Stock issuable upon the full exercise, settlement, exchange or conversion of Company Options and Company RSU Awards that are outstanding as of immediately prior to the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, fact, condition, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to have a material adverse effect to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, epidemic, pandemic, or disease outbreak (including COVID-19), (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Athena has requested or to which it has consented or which actions are contemplated by this Agreement, (x) any statements or items set forth in the Company Disclosure Schedule, or (xi) the public announcement, pendency or completion of the Transactions, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company’s preferred stock, with a par value of $0.001 per share.

“Company Restricted Stock” means, as of any determination date, each issued and outstanding share of Company Common Stock that is subject to a substantial risk of forfeiture and was issued pursuant to an award granted under the Company Equity Plan.

“Company RSU Award” means, as of any determination date, each award of restricted stock units in respect of Company Common Stock that is outstanding, whether granted under the Company Equity Plan or otherwise.

“Company SAFEs” mean each of the Simple Agreement for Future Equity by and between the Company and the purchaser named therein, whether outstanding as of the date hereof or to be issued after the date hereof and before the Closing, as amended.

“Company Special Stock” means the Company’s special stock, with a par value of $0.001 per share.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Company Warrants” means, as of any determination time, each warrant to purchase Company Common Stock that is outstanding and granted pursuant to the Company Warrant Agreement.

“Company Warrant Agreement” means the warrant agreement for Class A Common Stock and warrant agreement for Series Seed-2 Preferred Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Athena or its subsidiaries (as applicable) that is not already generally available to the public. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Contract” shall mean any contract, mortgage, deed of trust, bond, indenture, lease, license, sublicense, note, franchise, option, warrant, right or other obligation or agreement, whether written or oral.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Disqualification Event” means any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration divided by (b) the Company Fully Diluted Common Stock.

“Fraud” means intentional misrepresentation or omission of a material fact with regard to any representation or warranty contained in this Agreement (as modified by the Company Disclosure Schedule or the Athena Disclosure Schedules, as applicable) or certificate delivered or in connection with this Agreement that constitutes common law fraud under Delaware Law.

“Government Bid” shall mean any quotation, bid offer or proposal made by the Company outstanding as of the Effective Date, which if accepted or awarded, would result in a Government Contract.

“Government Contract” shall mean a Contract between the Company and (a) the U.S. Government or any Governmental Authority, (b) any prime contractor of the U.S. Government or any Governmental Authority or (c) any subcontractor (at any tier) with respect to any Contract described in clauses (a) or (b) above, including any facilities Contract for the use of government-owned facilities or higher-tier subcontractor under a prime contract with the U.S. Government, the Australian Government (or subdivision or quasi-governmental division thereof). A task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.4.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.1, after reasonable inquiry of their direct reports with administrative or supervisory responsibility for the relevant matter that is being represented, and in the case of Athena, the actual knowledge of Isabelle Freidheim, Phyllis W. Newhouse and Grace Vandercruze, after reasonable inquiry of their direct reports with administrative or supervisory responsibility for the relevant matter that is being represented.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and Bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means any and all permits, licenses, registrations, variances, clearances, waivers, consents, commissions, exemptions, orders, provider agreements, authorizations and approvals from any Governmental Authority that are required to conduct the business of Company in the manner conducted by it as of immediately prior to the Closing, in each case, that are issued or enforced by a Governmental Authority.

“Permitted Liens” means: (a) defects or imperfections of title, easements, encumbrances, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, Liens or restrictions that do not, in the aggregate, materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet delinquent, or being contested in good faith; (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under any Leased Real Property, (iii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (iv) guaranties, letters of credit or deposits arising from any Leased Real Property, including, without limitation, security deposits made in the ordinary course of business, (v) zoning, building, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (vi) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business, (vii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, and (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company, (e) Liens identified in the Financial Statements, (f) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Protected Health Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving, in the 90-day period after the date hereof, or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the A&R Athena Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Requisite Approval” means (i) the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, voting together as a single class, (ii) the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Preferred Stock, voting together as a single class and (iii) the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting together as a single class.

“SEC Warrant Statement” the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 issued by the staff of the Division of Corporation Finance.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Athena Technology Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Athena or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Takeover Laws” means any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar Law applicable to the Company.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Athena, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).

Section 1.2 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 4.10
Agreement	Preamble
Allocation Schedule	Section 3.7(a)
Allocation Schedule Principles	Section 3.7(a)
Antitrust Laws	Section 7.14(a)
A&R Sponsor Letter Agreement	Recitals
Athena	Preamble
Athena Acquisition Proposal	Section 7.6(b)
Athena Board	Recitals
Athena Disclosure Schedule	Article V
Athena Fully Diluted Common Stock	Section 7.7(a)
Athena Preferred Stock	Section 5.3(a)
Athena Proposals	Section 7.1(a)
Athena SEC Reports	Section 5.7(a)
Athena Stockholder Approval	Section 5.10(b)
Athena Stockholders’ Meeting	Section 7.1(a)
Blue Sky Laws	Section 4.5(b)
Certificate of Merger	Section 2.2(a)
Certificates	Section 3.3(b)
Closing	Section 2.2(b)
Closing Date	Section 2.2(b)
Closing Statement	Section 3.7(b)
Code	Section 3.3(h)
Company	Preamble
Company Acquisition Proposal	Section 7.6(a)
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	Section 4.6
Company Preferred Stock Conversion	Section 3.1(a)
Company SAFE Conversion	Section 3.1(c)
Company Stockholder Approval	Section 4.20
Company Warrant Conversion	Section 3.1(b)
Confidentiality Agreement	Section 7.5(b)
Continuing Employees	Section 7.7(c)
Contribution	Section 4.14(e)
Contributor	Section 4.14(e)
DGCL	Recitals
Dissenting Shares	Section 3.6(a)
D&O Insurance	Section 7.8(c)
Effective Time	Section 2.2(a)
Environmental Permits	Section 4.16
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(c)
Estimated Closing Statement	Section 3.7(b)
Exchange Act	Section 4.23
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)

Defined Term	Location of Definition
Financial Statements	Section 4.8(b)
GAAP	Section 4.8(a)
Governmental Authority	Section 4.5(b)
Health Plan	Section 4.11(k)
Information Statement	Section 7.4
Initial Post-Closing Heliogen Directors	Section 2.5(b)
Intended Tax Treatment	Recitals
Interim Monthly Balance Sheet	Section 7.15(b)
Interim Monthly Financial Statements	Section 7.15(b)
IRS	Section 4.11(b)
Law	Section 4.5(a)
Lease	Section 4.13(b)
Lease Documents	Section 4.13(b)
Letter of Transmittal	Section 3.3(b)
Material Contracts	Section 4.17(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.3(b)
OFAC	Section 4.18(b)
Outside Date	Section 9.1(b)
Outstanding Athena Transaction Expenses	Section 3.5(b)
Outstanding Company Transaction Expenses	Section 3.5(a)
PCAOB Financial Statements	Section 7.15(a)
PCAOB Q1 Financial Statements	Section 7.15(a)
Per Share Merger Consideration	Section 3.2(a)(i)
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
Plans	Section 4.11(a)
PPACA	Section 4.11(k)
Prior Financial Statements	Section 4.8(a)
Proxy Statement	Section 7.1(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	Section 7.1(a)
Released Claims	Section 6.3
Remedies Exceptions	Section 4.4
Representatives	Section 7.5(a)
Retained Claims	Section 6.3
Rollover Option	Section 3.8(a)
SEC	Section 5.7(a)
Second Athena Certificate of Incorporation	Section 2.4(c)
Second Merger	Section 7.12

Defined Term	Location of Definition
Securities Act	Section 5.7(a)
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Subscription Agreement; Subscription Agreements	Recitals
Super 8-K	Section 7.15(a)
Surviving Corporation	Section 2.1
Tax	Section 4.15(p)
Taxes	Section 4.15(p)
Tax Return	Section 4.15(p)
Transfer Agent Cancellation	Section 3.3(b)
Trust Account	Section 5.14
Trust Agreement	Section 5.14
Trustee	Section 5.14
Trust Fund	Section 5.14
WARN Act	Section 4.12(c)
Written Consent	Section 7.4
2021 Unaudited Financial Statements	Section 4.8(b)

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II

AGREEMENT AND PLAN OF MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.2(a), a closing (the “Closing”) shall take place by electronic delivery of documents and release of signatures (by PDF (portable document format) and/or electronic mail), or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit A.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Athena shall amend and restate, effective as of the Effective Time, the A&R Athena Certificate of Incorporation to be as set forth on Exhibit B (the “Second Athena Certificate of Incorporation”), which shall among other things result in Athena being renamed as “Heliogen, Inc.”.

Section 2.5 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth under the heading “Surviving Corporation” on Schedule 2.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall cause the board of directors of Heliogen, Inc. (the “Heliogen Board”) and the officers of Heliogen, Inc. as of immediately following the Effective Time to be comprised of the individuals set forth under the heading “Heliogen, Inc.” on Schedule 2.5 (such individuals comprising the Heliogen Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing Heliogen Directors”), each to hold office in accordance with the Heliogen, Inc. Certificate of Incorporation and the Bylaws of Heliogen, Inc.

Article III

EFFECTS OF THE MERGER

Section 3.1 Pre-Closing Conversions.

(a) Preferred Stock. The Company shall take all actions necessary to cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective time to be automatically converted immediately prior to the Effective Time into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the organizational documents of the Company in accordance with the terms of the organizational documents of the Company and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the organizational documents of the Company ((i) and (ii) collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) Company Warrants. The Company shall take all actions necessary to cause each Company Warrant that is outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock pursuant to the terms of such Company Warrant Agreement (the “Company Warrant Conversion”). All of the Company Warrants so converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of Company Warrants shall thereafter cease to have any rights with respect to such Company Warrants.

(c) Company SAFEs. The Company shall take all actions necessary to cause each Company SAFE that is outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock pursuant to the terms of such Company SAFEs (the “Company SAFE Conversion”), each Company SAFE and the conversion formula as set forth on Schedule 3.1(b) attached hereto. All of the Company SAFEs so converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of Company SAFEs shall thereafter cease to have any rights with respect to such Company SAFEs.

Section 3.2 Conversion of Securities.

(a) At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion, the Company Warrant Conversion and Company SAFE Conversion), by virtue of the Merger and without any action on the part of Athena, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including each share of Company Restricted Stock), shall be canceled and converted into the right to receive a number of shares of Athena Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”); provided, that shares of Athena Common Stock issued in exchange for shares of Company Restricted Stock shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Company Restricted Stock immediately prior to the Effective Time to the extent consistent with the terms of such Company Restricted Stock;

(ii) each share of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Merger Consideration issuable to any person pursuant to Section 3.2(a)(i) shall be calculated on an aggregate basis with respect to all shares of Company Common Stock held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of Athena Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded up to a whole share of Athena Common Stock.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Athena shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Athena and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of Athena Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Athena Common Stock, and any dividends or distributions with respect thereto (pursuant to Section 3.3(c)), being hereinafter referred to as the “Exchange Fund”). Athena shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, Athena shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.1: a letter of transmittal, which shall be in a form reasonably acceptable to Athena and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, Continental Stock Transfer & Trust Company (each, a “Transfer Agent Cancellation”) or if such Certificates are held by the Company in electronic format, upon confirmation of cancellation of such Certificates by the Company; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Athena shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.2(a)(i) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.2(a)(i).

(c) Distributions with Respect to Unexchanged Shares of Athena Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Athena Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Athena Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.3(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Athena shall pay or cause to be paid to the holder of the certificates representing shares of Athena Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Athena Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Athena Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Athena Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Athena, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to Athena for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Athena free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Athena or the Surviving Corporation shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.3.

(h) Withholding Rights. Each of the Surviving Corporation and Athena shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to person such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Athena, as the case may be, and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation or Athena, as the case may be. Athena shall use commercially reasonable efforts to provide the Company with at least five (5) Business Days prior written notice of any amounts that it intends to withhold in connection with the payment of the consideration hereunder and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.2(a)(i).

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Athena for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.2(a)(i).

Section 3.5 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Athena a written report setting forth a list of all of the following costs, fees and expenses incurred by or on behalf of the Company in connection with the review, preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) transfer Taxes, (iv) any and all filing fees payable by the Company to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, Athena shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Athena shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Athena or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Athena or Merger Sub in connection with the Transactions (including the PIPE Financing) or otherwise in connection with Athena’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Athena Transaction Expenses”). On the Closing Date, Athena shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Athena Transaction Expenses.

(c) Athena shall not pay or cause to be paid any Outstanding Athena Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.5.

Section 3.6 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2(a)(ii), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Athena (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) consider in good faith any reasonable comments proposed by Athena or any of its Representatives with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Athena (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.7 Closing Calculations.

(a) Allocation Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Athena an allocation schedule executed by an authorized officer of the Company, solely in his or her capacity as an officer of the Company (and without any personal liability) (the “Allocation Schedule”) setting forth (i) the number of shares of Company Common Stock held by each Company stockholder (including (x) the number of shares of Company Common Stock immediately prior to the Closing, subject to the Company Warrants that will be exercised for shares of Company Common Stock pursuant to Section 3.1(b) held by each holder thereof and (y) the number of shares of Company Restricted Stock, the number of shares of Company Common Stock subject to each Company RSU Award, the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (ii) in the case of the Company Options, the exercise price and, if applicable, the exercise date, (iii) the portion of the Aggregate Merger Consideration allocated to each Company Option and each Company RSU Award pursuant to Section 3.8(a) and Section 3.8(b) respectively, and the portion of the Aggregate Merger Consideration allocated to each share of Company Common Stock pursuant to Section 3.2(a)(i) (including, for the avoidance of doubt, each share of Company Common Stock that is issued upon exercise of the Company Warrants immediately prior to the Closing pursuant to Section 3.1(b)), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including the Exchange Ratio), and (iv) the exercise price of each Rollover Option (as defined below) at the Effective Time. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with the applicable provisions of this Agreement, the organizational documents of the Company, and applicable Laws, in the case of the Company Options and Company RSU Awards, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and each Company RSU Award and, in the case of the Company Common Stock issued upon exercise of the Company Warrants immediately prior to the Closing pursuant to Section 3.1(b), the Company Warrant Agreement (collectively, the “Allocation Schedule Principles”). The Company will review any comments to the Allocation Schedule provided by Athena or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Athena or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) in no event shall the aggregate number of Athena Shares set forth on the Allocation Schedule that are allocated in respect of the Company Common Stock, Company Options, Company RSU Awards or Company Warrants (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Merger Consideration and (y) Athena, Merger Sub and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable.

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Athena a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (i) Company Closing Cash, (ii) Company Closing Debt, and (iii) the Company Fully Diluted Common Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to Athena at any time prior to 12:01 a.m. New York time on the Closing Date. Following the delivery of the Estimated Closing Statement, if Athena has any objection to any amounts included in the Estimated Closing Statement, Athena and the Company shall reasonably cooperate in good faith to resolve such objection. If the parties shall fail to resolve and settle all such objections within a five (5) day period (including for such purposes past the Outside Date, and any such delay period shall suspend the application of the Outside Date until the expiration of such delay period), the Estimated Closing Statement as prepared by the Company (and revised to reflect any matters agreed to by the parties in the interim) shall be the “Closing Statement” hereunder without any further delay in the Closing Date.

(c) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Athena a statement certified by an executive officer of the Company setting forth the Aggregate Merger Consideration that will be payable to each holder of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as Athena may reasonably request of the Company.

Section 3.8 Treatment of Company Options and Company RSU Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any party or any other person (but subject to, in the case of the Company, Section 3.8(d)), each Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Athena and converted into an option to purchase a number of Athena Common Stock (such option, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except (I) as provided above in this Section 3.8(a), or (II) as to terms (1) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option), or (2) such other immaterial administrative or ministerial changes as the Athena Board may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

(b) At the Effective Time, by virtue of the Merger and without any action of any party or any other person (but subject to, in the case of the Company, Section 3.8(c)), each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Athena and converted into an award of restricted stock units in respect of Athena Common Stock (such option, a “Rollover RSU Award”) equal to the product (rounded down to 25 the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio. Each Rollover RSU Award shall be subject to the same terms and conditions (including applicable vesting and forfeiture provisions) that applied to the corresponding Company RSU Award immediately prior to the Effective Time, except (I) as provided above in this Section 3.8(b), or (II) as to terms (1) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such award), or (2) such other immaterial administrative or ministerial changes as the Athena Board may determine in good faith are appropriate to effectuate the administration of the Rollover RSU Awards.

(c) As of immediately prior to the Effective Time, all Company Equity Plans shall terminate; provided that Rollover Options and Rollover RSU Awards shall continue to be governed by the terms of the Company Equity Plan under which the Rollover Option or Rollover RSU Award was granted subject to the adjustments in Section 3.8(a) and Section 3.8(b), respectively.

(d) At or prior to the Effective Time, the parties and their respective boards of directors, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the treatment of the Company Options and Company RSU Awards pursuant to this Section 3.8. Prior to the Closing, the Company shall take, or cause to be taken, all other reasonably necessary or appropriate actions under the Company Equity Plans, under the underlying grant, award or similar agreement, and otherwise to give effect to the provisions of this Section 3.8.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Athena and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.1(a) of the Company Disclosure Schedule is a true and complete list of the jurisdiction of incorporation of the Company and each jurisdiction in which the Company is qualified or licensed as a foreign corporation to do business in such jurisdiction.

(b) Set forth in Section 4.1(b) of the Company Disclosure Schedule is a true and complete list of the jurisdiction of incorporation of each Company Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity except as set forth in Section 4.1(b) of the Company Disclosure Schedule.

Section 4.2 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 88,205,793 shares of Class A Company Common Stock, 1,000 shares of Class B Company Common Stock, 60,274,078 shares of Company Preferred Stock, and 1 share of Company Special Stock.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof, and, (ii) the identity of the persons that are the record owners thereof. Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, the Company does not have any issued and outstanding Equity Securities. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.5 (i.e., the value of the Aggregate Merger Consideration allocated to each Company Option (determined by reference to, for the avoidance of doubt, the Athena Share Value) is in excess of the exercise (or similar) price applicable to such Company Option).

(c) The Equity Securities of the Company (i) were not issued in violation of the organizational documents of the Company, or in violation of any other Contract to which the Company is party or bound, in each case, in any material respect, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any person, and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clauses (ii) and (iii), in all material respects. Except for the Company Options, Company SAFEs and Company Warrants set forth on Section 4.3(g) of the Company Disclosure Schedule, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(d) Except as set forth on Section 4.3(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other person.

(e) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(f) Section 4.3(f) of the Company Disclosure Schedule sets forth a list of all Company Change of Control Payments as of the date of this Agreement.

(g) Section 4.3(g) of the Company Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of (x) with respect to each Company Option, (i) the date of grant, (ii) exercise price, (iii) any applicable expiration (or similar) date, (iv) any applicable vesting schedule (including acceleration provisions) and (v) whether such Company Option is an Incentive Stock Option, and (y) with respect to each Company Warrant, the exercise (or similar) price.

(h) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, the Company Warrants and the Company SAFEs, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(i) Each offer and sale, redemption, and repurchase of Equity Securities, including all convertible notes, options, warrants and other rights to purchase or acquire Equity Securities, was in compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

Section 4.4 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, subject to, in the case of the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Athena and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.5(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) subject to, in the case of the Merger, the Requisite Approval, conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to, in the case of the Merger, the Requisite Approval, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance. The Company is in possession of all material authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. To the Company’s knowledge, the Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 Information Privacy and Security Compliance.

(a) Since January 1, 2018, the collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information by the Company materially complies with, and has not materially violated, (i) any applicable Contract, (ii) any applicable Law, including Privacy Laws, (iii) any person’s right of publicity, or (iv) any published privacy policy of the Company, then in effect. The Company has posted in accordance with Privacy Laws a privacy policy governing its use of Personal Information on its websites and if required by Contract, on websites it maintains on behalf of customers, and has materially complied at all times with such privacy policy.

(b) Since January 1, 2018, the Company has maintained commercially reasonable security measures to protect the confidentiality, integrity and availability of Personal Information and non-public information in its possession or control.

(c) Since January 1, 2018, to the knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any Personal Information or other non-public information maintained by the Company and the Company has not been legally required to provide notice to any individuals, customers, third parties, or any Governmental Authority, nor has the Company provided any such notice relating to any unauthorized access to or use of Personal Information or other non-public information.

(d) To the knowledge of the Company, since January 1, 2018, (i) there have been no material security breaches in the information technology systems used by the Company, and (ii) all Software owned by the Company is free from any material software defect, and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(e) To the knowledge of the Company, (i) no member of the Company is under investigation by any Governmental Authority for a violation of any Privacy Laws; (ii) since January 1, 2018, the Company has not received any written notices from the Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations; and (iii) to the Company’s knowledge, since January 1, 2018, no representative of the Company has acted in a manner that would trigger a notification or reporting requirement under any Contract, or any Privacy Laws related to the collection, use, disclosure, or security of Personal Information.

(f) Since January 1, 2018, the Company has materially complied with all applicable Privacy Laws.

Section 4.8 Financial Statements.

(a) The Company has made available to Athena true and complete copies of the audited or unaudited, as applicable, balance sheets and the related audited or unaudited, as applicable, statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 (collectively, the “Prior Financial Statements”), which are attached as Section 4.8(b) of the Company Disclosure Schedule. Each of the Prior Financial Statements (including the notes thereto) (i) except as set forth on Section 4.8(a) of the Company Disclosure Schedule, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject, in the case of unaudited financial statements, to the absence of notes. No financial statements of any person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company has made available to Athena a true and complete copy of the unaudited balance sheet of the Company for the portion of the current fiscal year ended March 31, 2021 (the “2021 Balance Sheet”) and the related statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such period then ended (collectively with the 2021 Balance Sheet, the “2021 Unaudited Financial Statements”, which are attached as Section 4.8(b) of the Company Disclosure Schedule (the 2021 Unaudited Financial Statements, collectively with the Prior Financial Statements, the “Financial Statements”). The Financial Statements (i) except as set forth on Section 4.8(b) of the Company Disclosure Schedule, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of notes and subject to normal, recurring year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to year-end adjustments and the absence of notes. When delivered by the Company for inclusion in the Proxy Statement or Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.15 of this Agreement, the PCAOB Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as and to the extent set forth on the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2021 Balance Sheet, (ii) obligations for future performance under any Contract to which the relevant Company Subsidiary is a party or (iii) liabilities and obligations which would not reasonably be expected to result in a Company Material Adverse Effect.

(d) The Company is in the process of implementing disclosure controls and procedures designed to reasonably ensure that material information relating to the Company is made known to the management of the Company by others within the Company, including (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. To the knowledge of the Company, such controls and procedures will be sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the existing assets are appropriately recorded and valued in accordance with GAAP. Since January 1, 2019, the Company has not nor, to the Company’s knowledge, has any director, officer, employee, auditor or accountant, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding any fraud, whether or not material, that involved the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company reflected on the Financial Statements or arising after the date of the 2021 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for orders in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with GAAP. Since the date of the 2021 Balance Sheet, the Company has not modified or changed in any material respect its sales practices or methods including such practices and methods in accordance with which such Company fills orders or records sales.

(g) All accounts payable of the Company reflected on the Financial Statements or arising after the date of the 2021 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2021 Balance Sheet, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.9 Absence of Certain Changes or Events. Since the date of the 2021 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice other than due to any actions taken due to a “shelter-in-place”, “non-essential employee” or similar directive of any Governmental Authority, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

Section 4.10 Absence of Litigation. As of the date of this Agreement, there is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any directors, officers or employees thereof, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans; provided, that such list need not include (1) Company Options granted pursuant the form of option agreement made available to Athena, (2) offer letters or employment agreements for at-will employment without an obligation to pay severance or similar benefits that use a form of agreement made available to Athena, (3) individual consulting agreements that may be terminated by the Company by providing fewer than 30 days’ prior notice, or (4) arrangements that are statutorily required, sponsored by a Governmental Authority or not otherwise maintained, sponsored or controlled by the Company. For purposes of this Agreement, “Plans” means employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment (except for offer letter agreements establishing employment terminable at-will without advance notice or penalty), severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could incur any material liability (contingent or otherwise).

(b) With respect to each Plan, the Company has made available to Athena, if applicable (i) a true and complete copy of the current plan and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company does not have any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company is not, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance, termination, pay in lieu of notice or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) None of the Plans provides, nor does the Company have any obligation to provide, retiree medical coverage to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under applicable Laws. The Company does not have any obligation to gross-up or indemnify any individual for any Tax, penalty, or interest.

(f) Each Plan is and has been within the past six (6) years administered in material compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan that has resulted or is reasonably likely to result in material liability to the Company. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved or “volume submitter” plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m) None of the Company or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan or Contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

Section 4.12 Labor and Employment Matters.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) 2021 target commission, bonus or other incentive based compensation; and (vii) accrued paid time off. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees, which Actions would be material to the Company, taken as a whole; (ii) the Company is not, nor has it been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) since January 1, 2018, the Company has not received any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company.

(c) The Company is and for the past three (3) years has been in compliance in all material respects with all applicable Laws and Contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws, immigration, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state, local or foreign Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and is not liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in material liability for the Company, (i) all current and former employees of the Company are properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state and foreign wage and hour Laws; and (ii) all current and former independent contractors and temporary workers of the Company are properly classified under applicable Law. Within the past three (3) years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company has, since March 31, 2020, complied in all material respects and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19 pertaining to employees of the Company. The Company has delivered to Athena accurate and complete copies of all (1) material workplace communications from the Company to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; (2) contingency plans for workplace cessation in light of COVID-19; and (3) policies implemented in relation to COVID-19.

(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company under the WARN Act or similar state, local or foreign Laws.

Section 4.13 Real Property; Title to Assets.

(a) The Company and the Company Subsidiaries do not hold any Owned Real Property.

(b) Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Athena. Except as otherwise set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other Contracts granting to, and the Company is not a party to any lease, sublease, concession or other Contract granting to the Company, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company has not leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property or any portion of the Owned Real Property.

(c) There are no Contractual or legal restrictions that preclude or restrict the ability of the Company to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) Company Software owned by the Company material to the Company Business; and (iii) all Contracts to use any Company-Licensed IP that are material to the Company Business, including each Contract for Intellectual Property rights incorporated in or necessary for any Products (other than commercially available, “off-the-shelf” Software or software—as-a-service services). To the Company’s knowledge, the Company IP constitutes all Intellectual Property rights necessary for the conduct of the Company Business.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Company-Owned IP. The Company has the right to use pursuant to a valid and enforceable written license, all material Company-Licensed IP. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s ownership of any Company-Owned IP or use of material Company IP. Immediately subsequent to the Closing, all material Company-Licensed IP shall be available for use by the Company on terms and conditions identical to those under which it uses the Company-Licensed IP immediately prior to the Closing, without payment of additional fees. All Company-Owned IP is subsisting and, to the Company’s knowledge, valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. No loss or expiration of any of the Company-Owned IP, or to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending, in writing.

(c) Since January 1, 2018, the Company has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. The Company has not disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) (i) Since January 1, 2018, there have been no Actions filed and served, or threatened in writing (including email), against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) since January 1, 2018, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) to the Company’s knowledge, has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) since January 1, 2018, to the Company’s knowledge, no other person, including any employee or former employee of Company has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) since January 1, 2016, the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived (each, a “Contributor”) any material Intellectual Property (i) for or on behalf of Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have executed valid, written agreements with the Company pursuant to which such persons have irrevocably assigned to the Company all of their entire right, title, and interest in and to any Contribution, without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. No current or former employee, consultant or independent contractor of the Company: (A) to the Company’s knowledge, is in violation of any term or covenant of any agreement with any other person by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company, or is using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) to the Company’s knowledge, has developed any Intellectual Property for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) The Company is not or, to the Company’s knowledge, is any other person in material breach or in material default of any agreement specified in Sections 4.14(a)(iii), 4.14(e) or 4.14(k) of the Company Disclosure Schedule.

(g) To the knowledge of the Company, all use and distribution of Open Source Materials by or through the Company is in material compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. The Company has not incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Software or Company-Licensed IP, any portion thereof, or any Company IP, to be subject to Copyleft Licenses.

(h) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the Company Business. Since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied.

(i) [reserved].

(j) [reserved].

(k) [reserved].

(l) Other than as set forth in Section 4.14(l) of the Disclosure Schedules, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person (other than as a customer) have any rights, title or interest in or to any Company-Owned IP.

(m) The Company is not, nor has it ever been, a member or promoter of, or contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

(n) No person or entity other than the Company, a Company Subsidiary, or a Contributor, has or has had possession of any source code for any Company Software and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

Section 4.15 Taxes.

(a) The Company and each Company Subsidiary: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.15(a) of the Company Disclosure Schedule; (iii) with respect to all material Tax Returns filed by or with respect to the Company or any Company Subsidiary, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of material Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company and the Company Subsidiaries, for any material Taxes of the Company and the Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, or bound by or have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such Contract, arrangement or commitment other than a Contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business.

(d) The Company and each Company Subsidiary has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with information reporting requirements related thereto.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any Company Subsidiary has had any material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (but excluding Contracts the primary purpose of which do not relate to taxes), or otherwise.

(g) Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority; or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(h) The Company and each Company Subsidiary has made available to Athena true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and each Company Subsidiary for tax years 2017, 2018 and 2019.

(i) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, and is not aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the transactions set forth herein, from qualifying for the Intended Tax Treatment.

(o) The Company has been classified as a subchapter C corporation for U.S. federal income tax purposes since its date of formation. Each Company Subsidiary has been classified as a disregarded entity for U.S. federal income tax purposes since their respective formation dates.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

Section 4.16 Environmental Matters. (a) The Company has not materially violated nor is it in material violation of applicable Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) to the Company’s knowledge, the Company is not the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions, and (f) the Company is in material compliance with its Environmental Permits.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company is a party (such Contracts as are required to be set forth in Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each Contract with consideration paid or payable to the Company of more than $100,000, in the aggregate, during the calendar year 2020;

(ii) each Contract with suppliers to the Company for expenditures paid or payable by the Company of more than $100,000, in the aggregate, during the calendar year 2020;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party require annual payments of $100,000 or more by the Company;

(iv) all management and employment Contracts (excluding at-will Contracts for employment that do not contain any severance, notice or change of control provisions) and all Contracts with natural person consultants and independent contractors that cannot be terminated with less than 30 days’ prior notice, in either case to which the Company is a party;

(v) all Contracts evidencing indebtedness for borrowed money in an amount greater than $25,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company;

(vi) all partnership Contracts, joint venture or other similar Contracts;

(vii) all Contracts with any Governmental Authority to which the Company is a party, other than any Company Permits;

(viii) all Contracts that materially limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) all Contracts that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xi) all Contracts involving use of any Company-Licensed IP required to be listed in Section 4.14(a) of the Company Disclosure Schedule;

(xii) Contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers, distributors or resellers, or Contributors in the ordinary course of business; and

(xiii) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Athena true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.18 International Trade Laws.

(a) The Company is in compliance in all respects with all International Trade Laws applicable to it, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company has obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company is in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against the Company with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company has processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) Except as would not constitute a Company Material Adverse Effect, neither the Company nor any director of or officer of any of the Company, or, to the Company’s actual or constructive knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other person in connection with any sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five years.

Section 4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums thereto have been paid; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.21 Certain Business Practices. Since January 1, 2018, none of the Company, or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or the Company’s predecessors has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anticorruption Laws. The Company has adopted and maintain adequate policies, procedures, and controls to ensure that the Company has complied and are in compliance with all applicable anti-bribery or Anticorruption Laws. The Company has at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records and accounts; and (iii) the Company has not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company accurately reflect in reasonable detail the character and amount of all transactions, and the Company has not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

Section 4.22 Interested Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Schedule, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, 10% or greater equityholder or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any Contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.23 Exchange Act; Investment Company Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.24 Brokers. Except for Barclays, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Athena, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Athena, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Athena, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF ATHENA AND MERGER SUB

Except as set forth Athena’s disclosure schedule delivered by Athena in connection with this Agreement (the “Athena Disclosure Schedule”), in the Athena SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Athena SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to This Agreement), Section 5.14 (Athena Trust Fund) and Section 5.16 (Taxes), Athena hereby represents and warrants to the Company as follows:

Section 5.1 Corporate Organization.

(a) Each of Athena and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is the only subsidiary of Athena. All Equity Securities of Merger Sub are held directly by Athena. Except for Merger Sub, Athena does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.2 Certificate of Incorporation and Bylaws

. Each of Athena and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the Athena Organizational Documents and the Merger Sub Organizational Documents. The Athena Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Athena nor Merger Sub is in violation of any of the provisions of the Athena Organizational Documents and the Merger Sub Organizational Documents, respectively.

Section 5.3 Capitalization.

(a) The authorized capital stock of Athena, each with a par value $0.0001 per share, consists of (i) three hundred million (300,000,000) shares of Class A common stock, (ii) twenty million (20,000,000) shares of Class B common stock, and (iii) one million (1,000,000) shares of preferred stock (“Athena Preferred Stock”). Section 5.3(a) of the Athena Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of the number and class or series (as applicable) of all of the Equity Securities of the Athena issued and outstanding. As of the date of this Agreement, there are no shares of Athena Preferred Stock issued and outstanding. Each Athena Warrant is exercisable for one share of Athena Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Athena free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Athena Units, shares of Athena Common Stock, and Athena Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Athena Organizational Documents.

(d) The Per Share Merger Consideration being delivered by Athena hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights , purchase options, call options, right of first refusal, subscription right, all Liens or any similar right under any provision of applicable Law, Athena Organizational Documents or any Contract to which Athena is a party or otherwise bound. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by Athena as permitted by this Agreement, the Athena Units and the Athena Warrants, Athena has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Athena or obligating Athena to issue or sell any shares of capital stock of, or other equity interests in, Athena. All shares of Athena Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Athena nor any subsidiary of Athena is a party to, or otherwise bound by, and neither Athena nor any subsidiary of Athena has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the lock-up and registration rights disclosed in the Athena SEC Reports, Athena is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Athena Common Stock or any of the equity interests or other securities of Athena or any of its subsidiaries. Other than as set forth in the Athena Organizational Documents and the Athena SEC Reports, there are no outstanding Contractual obligations of Athena to repurchase, redeem or otherwise acquire any shares of Athena Common Stock. There are no outstanding Contractual obligations of Athena to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.4 Authority Relative to This Agreement. Each of Athena and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Athena and Merger Sub and the consummation by each of Athena and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Athena or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Athena Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Athena Common Stock and the amendment and restatement of the A&R Athena Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Athena Common Stock). This Agreement has been duly and validly executed and delivered by Athena and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Athena and Merger Sub, enforceable against Athena and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Athena and Merger Sub do not, and the performance of this Agreement by each of Athena and Merger Sub will not, (i) conflict with or violate the Athena Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Athena or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Athena or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract lease, license, permit, franchise or other instrument or obligation to which each of Athena or Merger Sub is a party or by which each of Athena or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate would not have or reasonably be expected to have a Athena Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Athena and Merger Sub do not, and the performance of this Agreement by each of Athena and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and Takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Athena or Merger Sub from performing its material obligations under this Agreement.

Section 5.6 Compliance. Neither Athena nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Athena or Merger Sub or by which any property or asset of Athena or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, Contract lease, license, permit, franchise or other instrument or obligation to which Athena or Merger Sub is a party or by which Athena or Merger Sub or any property or asset of Athena or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Athena Material Adverse Effect. Each of Athena and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Athena or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.7 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Athena has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 19, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Athena SEC Reports”). Athena has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Athena with the SEC to all agreements, documents and other instruments that previously had been filed by Athena with the SEC and are currently in effect. As of their respective dates, the Athena SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case, as in effect at the time they were filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Athena has filed with the SEC on a timely basis all documents required with respect to their respective shares of Athena Common Stock by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Except for the misapplication of the accounting guidance related to the Athena Warrants in respect of which Athena has revised and may be required to revise or restate the financial statements included in the Athena SEC Reports to reflect the classification of the Athena Warrants as liabilities for accounting purposes in connection with the SEC Warrant Statement, each of the financial statements (including, in each case, any notes thereto) contained in the Athena SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Athena as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). The Company acknowledges that (i) the Staff of the SEC issued the SEC Warrant Statement, (ii) Athena and its independent public financial accounting firm continues to review the SEC Warrant Statement and its implications, including on the financial statements and other information included in the Athena’s SEC Filings, and (iii) any restatement, revision or other modification of the Athena SEC Filings in connection with such review of the SEC Warrant Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement, including for purposes of any provision of this Section 5.7. Athena has no off-balance sheet arrangements that are not disclosed in the Athena SEC Reports. No financial statements other than those of Athena are required by GAAP to be included in the consolidated financial statements of Athena.

(c) Except in respect of the SEC Warrant Statement and the revision or restatement of the financial statements included in the Athena SEC Reports to reflect the classification of the Athena Warrants as liabilities for accounting purposes in connection therewith) and as and to the extent set forth in the Athena SEC Reports, neither Athena nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Athena’s and Merger Sub’s business.

(d) Athena is in compliance, or as of Closing, will be in compliance, in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Athena has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Athena and other material information required to be disclosed by Athena in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Athena’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Athena’s principal executive officer and principal financial officer to material information required to be included in Athena’s periodic reports required under the Exchange Act, except that due to the reclassification of the Athena Warrants in connection with the SEC Warrant Statement a material weakness existed in Athena’s disclosure controls and procedures and such disclosures controls and procedures were not effective, and such material weakness in Athena’s disclosure controls and procedures may continue to exist and not be effective after the date hereof.

(f) Athena maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Athena maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Athena has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Athena to Athena’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Athena to record, process, summarize and report financial data; however, due to the improper classification of the Athena Warrants in connection with the SEC Warrant Statement there was, and may continue to be, a material weakness in Athena’s internal control over financial reporting. Athena has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Athena. Since March 19, 2021, there have been no material changes in Athena internal control over financial reporting, except in respect of the SEC Warrant Statement and as disclosed in Athena’s SEC Reports.

(g) There are no outstanding loans or other extensions of credit made by Athena to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Athena. Athena has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Athena (including any employee thereof) nor Athena’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Athena (other than those due to the SEC Warrant Statement), (ii) any fraud, whether or not material, that involves Athena’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Athena or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Athena SEC Reports. To the knowledge of Athena, none of the Athena SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.8 Absence of Certain Changes or Events. Since March 19, 2021, except as expressly contemplated by this Agreement or in respect of the SEC Warrant Statement, (a) Athena has conducted its business in the ordinary course and in a manner consistent with past practice, (b) there has not been any Athena Material Adverse Effect and (c) Athena has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

Section 5.9 Absence of Litigation. There is no Action pending or, to the knowledge of Athena, threatened against Athena, or any property or asset of Athena, before any Governmental Authority. Neither Athena nor any material property or asset of Athena is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Athena, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The Athena Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Athena and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Athena approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Athena at the Athena Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Athena necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock (the “Athena Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except for Cohen and Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Athena or Merger Sub.

Section 5.13 Transactions with Related Parties. There are no transactions, agreements, arrangements or understandings between Athena, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Athena, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.14 Athena Trust Fund. As of the date of this Agreement, Athena has no less than $250,001,719.75 in the trust fund established by Athena for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 19, 2021, between Athena and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Athena has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Athena or the Trustee. There are no separate Contracts side letters or other understandings (whether written or unwritten, express or implied): (i) between Athena and the Trustee that would cause the description of the Trust Agreement in the Athena SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Athena, that would entitle any person (other than stockholders of Athena who shall have elected to redeem their shares of Athena Common Stock pursuant to the Athena Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Athena Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Athena, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Athena shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Athena as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Athena due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Athena who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Athena in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Athena has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Athena at the Effective Time.

Section 5.15 Employees. Other than any officers as described in the Athena SEC Reports, Athena and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Athena’s officers and directors in connection with activities on Athena’s behalf in an aggregate amount not in excess of the amount of cash held by Athena outside of the Trust Account, Athena has no unsatisfied material liability with respect to any employee, officer or director. Athena and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement.

Section 5.16 Taxes.

(a) Athena and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Athena or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.

(b) Neither Athena nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such Contract, arrangement or commitment other than a Contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) None of Athena or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Neither Athena nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither Athena nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (but excluding Contracts the primary purpose of which do not relate to taxes), or otherwise.

(f) Neither Athena nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between Athena and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) Neither Athena nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither Athena nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither Athena nor Merger Sub has taken or agreed to take any action, and is not aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the transactions set forth herein, from qualifying for the Intended Tax Treatment.

Section 5.17 Listing. The issued and outstanding Athena Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “ATHN.U.” The issued and outstanding shares of Athena Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “ATHN”. The issued and outstanding Athena Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “ATHN.WS”. As of the date of this Agreement, there is no Action pending or threatened in writing against Athena by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Athena Units, the shares of Athena Common Stock or Athena Warrants or terminate the listing of Athena on the New York Stock Exchange. None of Athena or any of its affiliates has taken any action in an attempt to terminate the registration of the Athena Units, the shares of Athena Common Stock or the Athena Warrants.

Section 5.18 Business Activities.

(a) Since formation, neither Athena or Merger Sub have conducted any business activities other than activities related to Athena’s initial public offering or directed toward the accomplishment of a business combination. Except as set forth in Athena’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or orders by Governmental Authorities binding upon Athena or Merger Sub or to which Athena or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Athena or Merger Sub or any acquisition of property by Athena or Merger Sub or the conduct of business by Athena or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Athena or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Athena does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Athena has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Athena nor Merger Sub are party to any Contract or arrangement with any other Person that would require payments by Athena or Merger Sub after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract.

Section 5.19 Reporting Company. Athena is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Athena Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

Section 5.20 Investment Company. Athena is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21 Application of Takeover Protections. Athena and the Athena Board have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Athena Organizational Documents or the Laws of the State of Delaware that are or could become applicable to the Company as a result of the Company, Athena and Merger Sub fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of Athena’s issuance of the Per Share Merger Consideration.

Section 5.22 No Undisclosed Liabilities. Except for any fees and expenses payable by Athena or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Athena or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Athena SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Athena SEC Filings in the ordinary course of business of Athena and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Athena.

Section 5.23 Indebtedness. Neither Athena nor Merger Sub have any indebtedness, other than any liabilities arising out of or relating to the classification of the Athena Warrants as liabilities in connection with the SEC Warrant Statement.

Section 5.24 Athena’s and Merger Sub’s Investigation and Reliance. Each of Athena and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Athena and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Athena, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither Athena nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Athena, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Athena or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 5.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Athena Disclosure Schedule), Athena and Merger Sub hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to either of Athena or Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, Athena or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Athena or Merger Sub nor any other person on behalf of Athena or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Athena or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company Pending the Merger.

(a) the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article IX, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Athena shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall use commercially reasonable efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice other than actions taken in response to COVID-19;

(ii) the Company shall use commercially reasonable efforts to (A) preserve substantially intact the business organization of the Company, (B) keep available the services of the current officers, key employees and consultants of the Company and (C) preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and

(iii) Company shall conduct its business in compliance with applicable Law and to notify Athena immediately in the event that any of the representations contained herein ceases to be true and complete in all respects.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Athena (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) (other than the issuance of Company Common Stock upon the exercise of Company Options), of the Company or (B) any material assets of the Company;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $1,000,000; or (B) incur any indebtedness for borrowed money in excess of $500,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider, in either case, whose cash compensation would exceed, on an annualized basis, $250,000;

(vii) amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

(viii) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(ix) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(x) adopt, amend and/or terminate any Plan except as permitted by Section 6.1(b)(iv), as may be required by applicable Law, as is necessary in order to consummate the Transactions, or any Plan renewals in the ordinary course of business;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case, in a manner that is adverse to the Company except in the ordinary course of business;

(xii) make any material alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing; or

(xv) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions set forth herein from qualifying for the Intended Tax Treatment.

Nothing herein shall require the Company to obtain consent from Athena to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1 shall give to Athena, directly or indirectly, the right to control or direct the operations of the Company in a manner which may violate the HSR Act or other Antitrust Law. Prior to the Closing Date, each of Athena and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.2 Conduct of Business by Athena and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Schedule 6.2 attached hereto and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Athena agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Athena and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Schedule 6.2 attached hereto or and as required by applicable Law (including any as may be requested or compelled by any Governmental Authority), neither Athena nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Athena Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Athena other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Athena Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Athena Common Stock or Athena Warrants except for redemptions from the Trust Fund that are required pursuant to the Athena Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Athena or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Athena or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization, purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Athena, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by the SEC Warrant Statement, a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Athena or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions set forth herein from qualifying for the Intended Tax Treatment; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing contained herein shall give to the Company, directly or indirectly, the right to control or direct the operations of Athena in a manner which may violate the HSR Act or other Antitrust Law.

Section 6.3 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now, nor shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, in connection with or relating to this Agreement or the transactions contemplated hereby, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Released Claims”); provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the Athena, Merger Sub or any other person for legal relief against monies or other assets of the Athena held outside of the Trust Account (including any funds that have been released from the Trust Account and any asset that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the transaction contemplated hereby, including a claim for Athena to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption rights of the Public Stockholders), or for fraud (the “Retained Claims”). The Company hereby irrevocably waives any Released Claims that the Company may have against the Trust Account now or in the future as a result of, or arising out of this Agreement or the transactions contemplated hereby and will not seek recourse against the Trust Account for any Released Claims; provided, however, that the Company does not waive any Retained Claims. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Athena and Merger Sub and their respective affiliates to induce Athena and Merger Sub to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company under applicable law. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Athena or Merger Sub shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Athena or Merger Sub, as applicable, prevails in such action or proceeding.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the applicable PCAOB Financial Statements, (i) Athena (with the assistance and cooperation of the Company) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Athena relating the meeting of Athena’s stockholders (the “Athena Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of Athena Common Stock as contemplated by this Agreement, (3) the Heliogen, Inc. Certificate of Incorporation as set forth on Exhibit B, including the change of Athena’s name to “Heliogen, Inc.”, (4) the 2021 Equity Incentive Plan and the Employee Stock Purchase Plan, (5) the classes of the members of the Heliogen, Inc. Board as of immediately following the Effective Time, (6) the election of the Initial Post-Closing Heliogen, Inc. Directors to serve as the members of the Heliogen, Inc. Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified, (7) any other proposals the parties deem necessary to effectuate the Merger and (8) adjournment of the Athena Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Athena Proposals”) and (ii) Athena shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Athena Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. The Company shall furnish all information concerning the Company as Athena may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Athena and the Company each shall use their reasonable best efforts to (I) cause the Proxy Statement or Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (II) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or Registration Statement, (III) cause the Proxy Statement/Registration Statement to be, as applicable, cleared for filing and/or declared effective under the Securities Act as promptly as practicable and (IV) to keep the Proxy Statement/Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Athena shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Athena Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective, each of the Company and Athena shall mail the Proxy Statement to their respective stockholders. Each of Athena and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Athena or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Athena and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Athena Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Athena and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) Athena represents that the information supplied by Athena for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Athena, (iii) the time of the Athena Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Athena or Merger Sub, or their respective officers or directors, should be discovered by Athena which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Athena shall promptly inform the Company. All documents that Athena is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Athena, (iii) the time of the Athena Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, Athena shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to Athena’s stockholders, and as of the date of the Athena Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Athena shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company for inclusion in the Proxy Statement). If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Athena. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.2 SEC Warrant Statement. Athena shall address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of the Athena Warrants including the effect of any such guidance on Athena’s historical financial statements and the Athena SEC Reports as promptly as practicable after the date hereof and no later than the filing of the Proxy Statement. Athena will regularly provide the Company with information as to its progress addressing such guidance, and will consult with the Company in good faith prior to taking any definitive position or action with respect thereto; provided, that the foregoing shall not in any manner delay or prevent Athena from taking any position that the Athena Board, after consultation with its advisors, has determined is required to comply with such guidance. If reasonably requested by the Company after consultation with Athena in good faith, Athena shall use commercially reasonable efforts to seek an amendment of the outstanding Athena Warrants, in a form reasonably acceptable to Athena and the Company, to cause such Athena Warrants to not be treated as liabilities on the balance sheet of Athena and, if permitted in accordance with GAAP and other applicable accounting guidance, to enable Merger Sub, following the Closing, to account for such warrants as equity on the financial statements of Merger Sub; provided, that the Company shall provide such request in writing at least ten (10) Business Days prior to the date that the SEC declares the Registration Statement effective. If such amendment to the Athena Warrants is undertaken pursuant this Section 7.2, Athena shall recommend to the holders of Athena Warrants entitled to vote thereon that the proposed amendment be approved. For the avoidance of doubt, under no circumstances shall (i) the approval or execution of any such amendment by or on behalf of the holders of Athena Warrants be required as a condition to closing or otherwise affect, in any way, the consummation of the Transactions contemplated hereby, or (ii) Athena shall not have any obligation to pay any consideration or give anything of value to any Person for the purpose of obtaining any such approval or pay any costs or expenses of any Person resulting from the process of obtaining such approval.

Section 7.3 Athena Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) Athena shall call and hold the Athena Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Athena Proposals, and Athena shall use its reasonable best efforts to hold the Athena Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of Athena). Athena shall use its reasonable best efforts to obtain the approval of the Athena Proposals at the Athena Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Athena Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

(b) Promptly following the execution of this Agreement, Athena shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

Section 7.4 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain pursuant to the written consent, in form and substance reasonably acceptable to Athena, of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”), as soon as reasonably practicable after the date on which the Registration Statement becomes effective, but in any event within one (1) Business Day following the date that Athena notifies the Company of the effectiveness of the Registration Statement. The Company (with the assistance and cooperation of Athena as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent (the “Information Statement”), which Information Statement shall be delivered to the stockholders of the Company as promptly as practicable after the date on which the Registration Statement becomes effective.

Section 7.5 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Athena shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Athena shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.5 shall be kept confidential in accordance with the confidentiality agreement, dated April 6, 2021 (the “Confidentiality Agreement”), between Athena and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.6 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way regarding a Company Acquisition Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Company Acquisition Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Company Acquisition Proposal; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.6. The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of the Company.

(b) From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, Athena shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way regarding a Athena Acquisition Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Athena Acquisition Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Athena Acquisition Proposal; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.6. Athena shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Athena Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. For purposes hereof, “Athena Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of Athena or Merger Sub, or of a third Person by Athena or Merger Sub.

(c) In addition to the other obligations under this Section 7.6, if the Company or Athena or any of their respective Representatives receives any inquiry or proposal with respect to a Company Acquisition Proposal (with respect to the Company) or a Athena Acquisition Proposal (with respect to Athena or Merger Sub) at any time prior to the Closing, then the other party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that the party is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal, and will provide the other party with the non-confidential material terms of such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.6 by the Company or Athena or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.6.

Section 7.7 Employee Benefits Matters.

(a) Prior to the effectiveness of the Registration Statement, Athena shall approve, and subject to receiving of the Athena Stockholder Approval, adopt an equity incentive award plan for the Surviving Corporation with an initial award pool of Athena Common Stock equal to five percent (5%) of Athena Fully Diluted Common Stock (rounded up to the nearest whole share), which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase for a period of ten years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, by an amount equal of up to four percent (4%) of the shares of Athena Common Stock outstanding on December 31 of the preceding year, and which plan shall be effective at and after the Closing in the substantially the form set forth as Exhibit H (the “2021 Equity Incentive Plan”). For purposes of this Agreement, “Athena Fully Diluted Common Stock” means, immediately after the Effective Time, the aggregate number of (i) shares of Athena Common Stock and (ii) securities convertible into or exercisable for shares of Athena Common Stock (whether vested or unvested).

(b) Prior to the effectiveness of the Registration Statement, Athena shall approve, and subject to receiving of the Athena Stockholder Approval, adopt an employee stock purchase plan for the Surviving Corporation with an initial award pool of Athena Common Stock equal to two percent (2%) of the Athena Fully Diluted Common Stock (rounded up to the nearest whole share), which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase for a period of ten years, commencing January 1, 2022, and ending on (and including) January 1, 2031, by an amount equal to one percent (1%) of the shares of Athena Common Stock outstanding on December 31 of the preceding year, and which plan shall be effective at and after the Closing in substantially the form set forth as Exhibit I (the “2021 Employee Stock Purchase Plan”).

(c) Athena shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan. In addition, Athena shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(d) The provisions of this Section 7.7 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Athena, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.8 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) On the Closing Date, Athena shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Athena with the Initial Post-Closing Heliogen, Inc. Directors and the post-Closing officers of the Heliogen, Inc. and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(c) Athena shall on and after the Closing Date, for a period of no less than six (6) years, maintain public company directors’ and officers’ liability insurance (“D&O Insurance”) with full, continuous prior acts coverage for pre-Closing acts, errors or omissions based on the status of Athena’s directors and officers; and Athena shall purchase and maintain public company D&O Insurance for post-Closing acts, errors, or omissions for as long as it remains a public company. Such coverages shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under the Company’s and respective D&O insurance just prior to Closing.

(d) On and after the Closing Date, for a period of no less than six (6) years, Athena shall, with regard to pre-Closing acts, errors, omissions of Athena directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of Athena just prior to Closing.

Section 7.9 Notification of Certain Matters. The Company shall give prompt notice to Athena, and Athena shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

Section 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 7.10), until the Closing Date, Athena shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Athena Common Stock during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Athena and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Athena in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Athena and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Athena and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall use commercially reasonable efforts not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that the foregoing shall not prevent or prohibit Athena from making any filings or disclosures that Athena, upon the advice of counsel, determines are required to be made under the Securities Act or Exchange Act or the rules or regulations of the New York Stock Exchange; provided, further, that in such an event, the party making such filing or disclosure shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 7.12 Tax Matters. Each of Athena, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Athena, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). Without limiting the generality of the foregoing, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Athena that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the Second Merger shall be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination. The transactions contemplated by this agreement shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, and each party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or Athena, as the case may be, letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company, or Athena, as the case may be, at such time and times as such counsel shall reasonably request, including in connection with the filing and/or effectiveness of the Registration Statement. If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, the Company and Athena shall use their respective reasonable best efforts to cause each of their respective counsel to render such an opinion.

Section 7.13 Stock Exchange Listing. From the date hereof through the Effective Time, Athena shall ensure Athena remains listed as a public company on the New York Stock Exchange, and shall prepare and submit to the New York Stock Exchange a listing application, if required under the New York Stock Exchange rules, covering the shares of Athena Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Athena Common Stock and the Company shall reasonably cooperate with Athena with respect to such listing.

Section 7.14 Antitrust.

(a) Each party hereto agrees to promptly submit the Notification and Report Form required by the HSR Act, and in any event to do so within ten (10) Business Days of the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable additional information and documentary material that may be requested by any Governmental Authority pursuant to any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”) and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties promptly informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit the other parties and their respective outside counsel to review in advance any communication given by it to any Governmental Authority concerning the Transactions, consider in good faith the views of the other in connection with any proposed written communications by such party to any Governmental Authority concerning the Transactions, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent not prohibited by such Governmental Authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Materials required to be provided pursuant to this Section 7.14(b) may be restricted to outside counsel and redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, and (3) as necessary to address attorney-client privilege concerns.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws, including that Athena shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.15 PCAOB Financial Statements; Balance Sheet.

(a) The Company shall use reasonable best efforts to deliver to Athena true and complete copies of the reviewed financial statements of the Company for (i) the three (3) month period ended March 31, 2021 not later than thirty (30) days from the date hereof (the “PCAOB Q1 Financial Statements”) and (ii) each completed quarterly period required to be included in the Proxy Statement or Registration Statement, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB within forty-five (45) days after the last day of each such completed quarterly period between the date of this Agreement and the Closing Date, (together with the PCAOB Q1 Financial Statements, the “PCAOB Financial Statements”). In addition, the Company shall use reasonable best efforts to deliver to Athena true and complete copies of any additional reviewed financial statements of the Company for each completed quarterly period required to be included in any amendment or supplement to the Proxy Statement or Registration Statement or in the Current Report on Form 8-K to be filed with the SEC within four (4) Business Days following the Effective Time (the “Super 8-K”) as requested by Athena or as soon as practicable prior to the due date for filing any such amendment or supplement or the due date for the Super 8-K.

(b) The Company shall use its reasonable best efforts to provide to Athena by the fifteenth (15th) day of the following month, a true and complete copy of the unaudited balance sheet of the Company for the preceding month (each, an “Interim Monthly Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such month then ended (such financial statements, including the Interim Monthly Balance Sheet, the “Interim Monthly Financial Statements”).

Section 7.16 Trust Account. As of the Effective Time, the obligations of Athena to dissolve or liquidate within a specified time period as contained in Athena’s Certificate of Incorporation will be terminated and Athena shall have no obligation whatsoever to dissolve and liquidate the assets of Athena by reason of the consummation of the Merger or otherwise, and no stockholder of Athena shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Athena shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Athena (to be held as available cash on the balance sheet of Athena, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.17 Financing. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Athena, reduce the PIPE Financing Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Athena or the third-party beneficiary rights of the Company under any Subscription Agreement, Athena shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) or any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent; provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Athena Common Stock contemplated thereby. Athena shall use its reasonable best efforts to (i) enforce the obligations of the PIPE Investors under the Subscription Agreements and consummate the purchases contemplated by the Subscription Agreements on the terms and subject to the conditions set forth in the Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the Subscription Agreements. The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Athena and its Representatives in connection with the matters specified in this Section 7.17, including, without limitation, to satisfy all conditions to the PIPE Financing set forth in the Subscription Agreements that are within its control. If reasonably requested by the Company, Athena shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (ii) subject to, and condition upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Subscription Agreement with respect to such waiver.

Article VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Athena and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Athena.

(b) Athena Stockholders’ Approval. The Athena Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Athena in accordance with the Proxy Statement, the DGCL, the Athena Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR Act Waiting Period. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of Athena Common Stock shall be listed on the New York Stock Exchange as of the Closing Date.

(g) Athena Board. The parties shall have caused the Initial Post-Closing Heliogen, Inc. Directors to be designed as directors on the Heliogen, Inc. Board.

(h) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, Athena shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (excluding assets of the Surviving Corporation).

Section 8.2 Conditions to the Obligations of Athena and Merger Sub. The obligations of Athena and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.4 (Authority Relative to this Agreement), Section 4.5 (No Conflict; Required Filings and Consents), and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.3 (Capitalization.) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Athena a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Schedule 2.5, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Stockholder Support Agreement. The Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than Athena) shall have delivered, or cause to be delivered, to Athena copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Athena a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Athena with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Amendment to the Company’s Amended and Restated Articles of Incorporation. The Company shall have effected the amendment to its Amended and Restated Certificate of Incorporation as contemplated in the Stockholder Support Agreement.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Athena and Merger Sub contained in Section 5.1 (Corporation Organization), Section 5.2 (Certificate of Incorporation and Bylaws), Section 5.4 (Authority Relative to This Agreement), Section 5.5 (No Conflict; Required Filings and Consents), and Section 5.13 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Athena Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of Athena and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Athena Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Athena Material Adverse Effect.

(b) Agreements and Covenants. Athena and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Athena shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Athena, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) Material Adverse Effect. No Athena Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Schedule 2.5, all members of the Athena Board shall have executed written resignations effective as of the Effective Time.

(f) Stock Exchange Listing. A supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Merger Consideration.

(g) Minimum Proceeds. Athena shall have cash and cash equivalents in an aggregate amount not less than $150,000,000 including the cash available to Athena from the Trust Account (after any redemptions by the Athena stockholders and the payment of any deferred underwriting expenses of Athena not related to the transactions contemplated by this Agreement) and the proceeds from the PIPE Financing.

(h) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect, and the Sponsor shall not have attempted to repudiate or disclaim any of its obligations thereunder.

(i) A&R Sponsor Agreement. The A&R Sponsor Letter Agreement shall be in full force and effect and none of the parties thereto shall have attempted to repudiate or disclaim any of their respective obligations thereunder.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Athena, as follows:

(a) by mutual written consent of Athena and the Company; or

(b) by either Athena or the Company if the Effective Time shall not have occurred prior to December 31, 2021 (the “Outside Date”); or

(c) by either Athena or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by either Athena or the Company if any of the Athena Proposals shall fail to receive the requisite vote for approval at the Athena Stockholders’ Meeting (including any adjournments or postponements thereof); or

(e) by Athena if the Company shall have failed to deliver the Written Consent to Athena within one (1) Business Day after the effectiveness of the Registration Statement; or

(f) by Athena upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) and Section 8.2(b) would not be satisfied (“Terminating Company Breach”); provided that Athena has not waived such Terminating Company Breach and Athena and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Athena may not terminate this Agreement under this Section 9.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Athena to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Athena or Merger Sub set forth in this Agreement, or if any representation or warranty of Athena or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) and Section 8.3(b) would not be satisfied (“Terminating Athena Breach”); provided that the Company has not waived such Terminating Athena Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Athena Breach is curable by Athena and Merger Sub, the Company may not terminate this Agreement under this Section 9.1(g) for so long as Athena and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Athena.

(h) by Athena if the PCAOB Q1 Financial Statements shall not have been delivered to Athena by the Company on or before the date that is forty (40) days from the date hereof; provided, that Athena may not terminate this Agreement under this Section 9.1(h) for so long as the Company continues to exercise its reasonable best efforts to deliver such PCAOB Q1 Financial Statements unless the Company has not delivered such PCAOB Q1 Financial Statements within ten (10) days after notice of failure to deliver the PCAOB Q1 Financial Statements is provided by Athena to the Company.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Article IX, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.2, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.3 Expenses. Except as set forth in this Section 9.3, or elsewhere in this Agreement, including, for the avoidance of doubt Section 3.5, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, that if the Closing shall occur, Athena shall (x) pay or cause to be paid, the Outstanding Company Transaction Expenses, and (y) pay or cause to be paid, any Outstanding Athena Transaction Expenses (including transaction expenses incurred, accrued, paid or payable by Athena’s Affiliates on Athena’s behalf), in each of case (x) and (y), in accordance with Section 3.5. For the avoidance of doubt, any payments to be made (or to cause to be made) by Athena pursuant to this Section 9.3 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.4 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, (i) Athena may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Athena or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Athena or Merger Sub contained herein or in any document delivered by Athena and/or Merger pursuant hereto and (c) waive compliance with any agreement of Athena or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X
GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Athena or Merger Sub:

Athena Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, GA 30144

Attention:	Phyllis Newhouse, Chief Executive Officer
Isabelle Freidheim, Chairman of the Board
Email:	phyllisnewhouse@athena1.com; isabelle@athena1.com

with a copy to:

DLA Piper LLP (US)
1201 W Peachtree St NE #2800
Atlanta, GA 30309

Attention:	Gerry Williams
Email:	gerry.williams@dlapiper.com

if to the Company:

Heliogen, Inc.
130 West Union Street, Pasadena, California

Attention:	Debbie Chen, General Counsel
Email:	legal@heliogen.com

with a copy to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, CA 90401-4100

Attention:	Dave Young
Email:	dyoung@cooley.com

Cooley LLP
101 California St, 5th Floor
San Francisco, CA 94111-5800

Attention:	Garth Osterman
David Peinsipp
Email:	gosterman@cooley.com; dpeinsipp@cooley.com

Section 10.2 Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and, except in the case of Fraud, all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.4, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

Section 10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, Athena, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Athena Technology Acquisition Corp.

By:	/s/ Phyllis Newhouse
Name:	Phyllis Newhouse
Title:	Chief Executive Officer

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chairman

HelioMAX Merger Sub, Inc.

By:	/s/ Phyllis Newhouse
Name:	Phyllis Newhouse
Title:	Chief Executive Officer

Heliogen, Inc.

By:	/s/ Bill Gross
Name:	Bill Gross
Title:	Chief Executive Officer and Founder